Exhibit 99.1

Corporate Communications
mediarelations@aa.com

Investor Relations
investor.relations@aa.com
FOR RELEASE: Tuesday, Jan. 27, 2026
AMERICAN AIRLINES REPORTS FOURTH-QUARTER AND FULL-YEAR 2025 FINANCIAL RESULTS
FORT WORTH, Texas — American Airlines Group Inc. (NASDAQ: AAL) today reported its fourth-quarter and full-year 2025 financial results, including:
•Record fourth-quarter revenue of $14.0 billion and record full-year revenue of $54.6 billion
•The government shutdown negatively impacted revenue in the fourth quarter by approximately $325 million
•Fourth-quarter and full-year GAAP net income of $99 million and $111 million, or $0.15 and $0.17 per diluted share, respectively
•Excluding net special items1, fourth-quarter and full-year net income of $106 million and $237 million, or $0.16 and $0.36 per diluted share, respectively
•Reduced total debt2 by $2.1 billion in 2025
•Full-year 2026 adjusted EPS3 expected to be between $1.70 and $2.70
•Company expects free cash flow4 of more than $2 billion in 2026

“American Airlines is positioned for significant upside in 2026 and beyond,” said American’s CEO Robert Isom. “We have built a strong foundation, and we look forward to taking advantage of the investments we have made in our customer experience, network, fleet, partnerships and loyalty program. The strategy we have in place will put American in the right position as we celebrate our centennial and embark on our next 100 years as a premium global airline.”
Delivering on revenue potential
American delivered record fourth-quarter revenue of $14.0 billion, despite the $325 million negative impact from the government shutdown. Year-over-year passenger unit revenue performance improved sequentially versus the third quarter in each of the international entities. The majority of the impact from the government shutdown was felt in the domestic entity, where passenger unit revenue was down 2.5% year over year. Excluding the negative impact from the government shutdown, year-over-year domestic passenger unit revenue would have been positive for the quarter. Premium product offerings continued to perform exceptionally well, with year-over-year premium unit revenue outperforming the main cabin in the fourth quarter. Following softer-than-expected bookings late in the fourth quarter, bookings strengthened meaningfully in January. Systemwide revenue intakes for the first three weeks of 2026 are up double digits year over year, driven by strong performance in the premium cabins and corporate channels. Based on these bookings, the company expects solidly positive first-quarter unit revenue for the domestic entity and the system, with total revenue growing 7.0%-10.0%.

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

Delivering a consistent, elevated customer experience
American is elevating every step of the travel journey for its customers. The Flagship Suite® product, introduced in June 2025, has set a new industry standard for luxury in long-haul travel and continues to lead in customer satisfaction since entering service. American offers the industry’s most extensive premium lounge network and continues to make significant investments in its Flagship® and Admirals Club® lounges.

American is improving the inflight experience with the rollout of free high-speed satellite Wi-Fi, sponsored by AT&T, for AAdvantage® members starting this month. The airline also recently announced new enhancements to its mobile app to give customers real-time solutions all in one place to self-serve their itineraries for a smoother, more autonomous travel experience during irregular operations. The American team delivered a resilient operation in the fourth quarter despite disruptions from the government shutdown and severe winter weather in the Northeast and Chicago during the holiday travel period.

American knows the most valuable form of customer service is an on-time operation. The company is investing in strengthening its schedules across the system and re-banking Dallas Fort Worth International Airport (DFW), its largest and most impactful hub, to a 13-bank structure, providing more certainty for customers. This is expected to help ensure customers experience more on-time departures, more on-time arrivals, fewer delays and an overall smoother travel experience.
Maximizing the power of its network and fleet
American operates the strongest network in the U.S. — the world’s most important aviation market — with eight hubs in the 10 largest metropolitan areas. This network, combined with the global reach of its partners, connects more people to more places than any other airline. Looking ahead, the company expects to continue to expand its partnerships, including its global joint business partners and the oneworld alliance.

The company has increased its investment in the new Terminal F at DFW, positioning that airport to become the largest single-carrier hub in the world and deliver unmatched connectivity for customers. American also announced plans to retrofit its Boeing 777-300ERs, 777-200ERs, Airbus A319s and A320s, which, alongside the premium 787-9 and A321XLR deliveries, are expected to drive premium seating growth throughout the decade.
Building partnerships that deepen loyalty and lifetime value
American invented airline loyalty and continues to lead the industry by delivering more value per mile, more rewards and more reasons for customers to return. Enrollments in the AAdvantage® program grew 7% year over year, resulting in the highest number of annual enrollments in the airline’s history. In 2025, spending on co-branded credit cards increased 8% year over year. During the fourth quarter, American successfully transitioned inflight and airport credit card acquisition channels to Citi as part of its exclusive and expanded partnership, which took effect at the beginning of 2026.
Advancing sales, distribution and revenue management efforts
Exiting 2025, the company has successfully restored its historical share of indirect channel revenue and is focused on further growth in 2026. American is also enhancing its fare products and making improvements across commercial processes and technology to support stronger revenue performance.

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

Balance sheet and liquidity
The company reduced total debt2 by $2.1 billion in 2025 and ended the year with $36.5 billion of total debt2 and $30.7 billion of net debt5. At the midpoint of the company’s adjusted earnings per diluted share and capital expenditures guide, the company expects to achieve its total debt2 goal of less than $35 billion in 2026, a year ahead of schedule. The company ended the year with $9.2 billion of total available liquidity, comprised of cash and short-term investments plus undrawn capacity under revolving credit and other facilities.
Financial guidance
The guidance below reflects the company’s preliminary estimate of the impact from the ongoing Winter Storm Fern. The storm has resulted in more than 9,000 flight cancellations to date, making it the largest weather-related operational disruption in American’s history. As a result, the company’s first-quarter 2026 guidance incorporates approximately a 1.5-point reduction to capacity, an estimated negative revenue impact of $150-$200 million and approximately a 1.5-point increase in CASM-ex6 (largely due to the reduction in capacity).

The company is committed to delivering on its revenue potential through four strategic pillars of delivering a consistent, elevated customer experience, maximizing the power of its network and fleet, building partnerships that deepen loyalty and lifetime value and advancing sales, distribution and revenue management efforts. We expect this multiyear effort to begin delivering results in 2026, and the company expects to deliver nearly $2.00 of improvement in adjusted earnings per diluted share versus 2025 at the midpoint of the guidance range.

FY 2026E
Adjusted earnings per diluted share[3]	$1.70 - $2.70
Free cash flow[4]	Greater than $2 billion

Q1 2026E (vs. Q1 2025)
Available seat miles (ASMs)	Up 3.0% - 5.0%
Total revenue	Up 7.0% - 10.0%
CASM excluding fuel, profit sharing and net special items[6]	Up 3.0% - 5.0%
Adjusted loss per diluted share[3]	($0.10) - ($0.50)

Note: The full-year tax rate is expected to be 25%. This rate may vary by quarter and is sensitive to fluctuations in pretax earnings due to certain permanent book differences that are not tax deductible. The company expects its full-year total adjusted nonoperating expense6 to be approximately $1.25 billion.
Conference call and webcast details
The company will conduct a live audio webcast of its financial results conference call at 7:30 a.m. CT today. The call will be available to the public on a listen-only basis and archived at aa.com/investorrelations.

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

Notes
See the accompanying notes in the financial tables section of this press release for further explanation, including reconciliations of certain GAAP to non-GAAP financial information.
1.The company recognized $7 million of net special items in the fourth quarter and $126 million of net special items in 2025 after the effect of taxes.
2.All references to total debt include debt, finance and operating lease liabilities and pension obligations.
3.Adjusted earnings (loss) per diluted share guidance excludes the impact of net special items and represents an absolute number, not a year over year comparison. The company is unable to reconcile certain forward-looking information to GAAP as the nature or amount of net special items cannot be determined at this time.
4.Free cash flow is a non-GAAP measure. The company defines free cash flow as net cash provided by operating activities less net cash used in investing activities, adjusted for (1) net purchases or sales of short-term investments and (2) change in restricted cash. The company is unable to reconcile forward-looking free cash flow to the most directly comparable GAAP measure as the nature or amount of items that impact net cash provided by operating activities cannot be determined at this time.
5.Net debt is defined as total debt net of unrestricted cash and short-term investments.
6.Cost per available seat mile (CASM) excluding fuel, profit sharing and net special items is a non-GAAP measure. Adjusted nonoperating expense excludes the impact of net special items and is a non-GAAP measure. The company is unable to reconcile certain forward-looking information to GAAP as the nature or amount of net special items cannot be determined at this time.
About American Airlines Group (NASDAQ: AAL)
American Airlines is a premium global airline connecting more of the U.S. to the world. With roots tracing back to an air mail carrier in the Midwestern United States in 1926, American now operates more than 6,000 daily flights to more than 350 destinations in more than 60 countries and serves more than 200 million customers annually. Powered by a proud and talented team of 130,000 aviation professionals, American’s team lives out the airline’s purpose of caring for people on life’s journey every day.

The world’s largest airline proudly celebrates its centennial year in 2026, reaching a milestone that reflects a century of innovation and the Forever ForwardSM spirit that changed the industry and the world. American introduced the first scheduled air cargo service, the first airport lounge and the first airline loyalty program and continues to reinvent the customer experience today. The airline is also a founding member of the oneworld alliance, whose members serve more than 900 destinations around the globe.

Get the latest about American at news.aa.com and @AmericanAir.
Use of websites and social media to disclose information
American routinely uses the investor relations section of its website as well as its social media sites, including Facebook and X, and its newsroom at news.aa.com, to disclose important information about American Airlines Group Inc. and its subsidiaries and comply with its disclosure obligations under Regulation Fair Disclosure. The information contained on, or that may be accessed through, the company’s website, social media channels or newsroom is not incorporated by reference into, and is not a part of, this document, and all website addresses in this document are intended to be inactive textual references only.

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

Cautionary statement regarding forward-looking statements and information
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about the company’s plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on the company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, downturns in economic conditions; our inability to obtain sufficient financing or other capital to operate successfully; our high level of debt and other obligations; our significant pension and other postretirement benefit funding obligations; any deterioration of our financial condition; any loss of key personnel, or our inability to attract, develop and retain additional qualified personnel; changing economic, geopolitical, commercial, regulatory and other conditions beyond our control, including any potential impact from the Credit Card Competition Act, if enacted, or any proposed cap on credit card interest rates, the recently announced tariffs and other global events that affect travel behavior; changes in current legislation, regulations and economic conditions regarding federal governmental tariffs, the implementation of federal government budget cuts, a prolonged government shutdown and the potential that any of the foregoing affects the demand for, or restricts the use of, travel by government employees and their families or private sector enterprises that contract or otherwise interface with the federal government; the intensely competitive and dynamic nature of the airline industry; union disputes, employee strikes and other labor-related disruptions; problems with any of our third-party regional operators or third-party service providers; any damage to our reputation or brand image; losses and adverse publicity stemming from any public incidents involving our company, our people or our brand; changes to our business model that may not be successful and may cause operational difficulties or decreased demand; our inability to protect our intellectual property rights, particularly our branding rights; litigation in the normal course of business or otherwise; our inability to use net operating losses and other carryforwards; any new U.S. and international tax legislation; any impairment of goodwill and intangible assets or long-lived assets; any inability of our commercial relationships with other companies to produce the returns or results we expect; our dependence on price and availability of aircraft fuel; extensive government regulation and compliance risks; economic and political instability outside of the U.S. where we have significant operations; ongoing security concerns due to conflicts, terrorist attacks or other acts of violence, domestically or abroad; climate change; environmental and social matters, and compliance risks with environmental, health and noise regulations; a shortage of pilots; our dependence on a limited number of suppliers for aircraft, aircraft engines and parts; any failure of technology and automated systems, including artificial intelligence, that we rely on to operate our business; evolving data privacy requirements, risks from cyberattacks and data privacy incidents, and compliance risks with regulations related therewith; any inability to effectively manage the costs, rights and functionality of third-party distribution channels; any inability to obtain and maintain adequate facilities and infrastructure throughout our system and, at some airports, adequate slots; interruptions or disruptions in service at one or more of our key facilities; increases in insurance costs or reductions in insurance coverage; heavy taxation in the airline industry; risks related to

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

ownership of American Airlines Group Inc. common stock; and other risks set forth herein as well as in the company’s latest annual report on Form 10-K for the year ended December 31, 2024 (especially in Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations) and subsequent quarterly reports on Form 10-Q (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in the company’s other filings with the Securities and Exchange Commission. Additionally, there may be other factors of which the company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

American Airlines Group Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended December 31,		Percent Increase (Decrease)		12 Months Ended December 31,		Percent Increase (Decrease)
	2025	2024			2025	2024
Operating revenues:
Passenger	$12,657	$12,402	2.1		$49,643	$49,586	0.1
Cargo	226	220	2.8		839	804	4.3
Other	1,116	1,038	7.4		4,151	3,821	8.7
Total operating revenues	13,999	13,660	2.5		54,633	54,211	0.8
Operating expenses:
Aircraft fuel and related taxes	2,701	2,502	8.0		10,718	11,418	(6.1)
Salaries, wages and benefits	4,500	4,104	9.7		17,566	16,021	9.6
Regional expenses:
Regional operating expenses	1,311	1,228	6.8		5,119	4,723	8.4
Regional depreciation and amortization	85	81	4.8		329	319	2.9
Maintenance, materials and repairs	968	971	(0.3)		3,844	3,794	1.3
Other rent and landing fees	849	789	7.7		3,476	3,303	5.2
Aircraft rent	310	297	4.4		1,220	1,242	(1.8)
Selling expenses	529	480	10.1		1,997	1,812	10.2
Depreciation and amortization	472	503	(6.2)		1,890	1,926	(1.9)
Special items, net	35	(14)	nm	(1)	159	610	(73.9)
Other	1,788	1,585	12.7		6,848	6,429	6.5
Total operating expenses	13,548	12,526	8.2		53,166	51,597	3.0
Operating income	451	1,134	(60.2)		1,467	2,614	(43.9)
Nonoperating income (expense):
Interest income	73	106	(31.3)		357	468	(23.7)
Interest expense, net	(423)	(470)	(10.1)		(1,716)	(1,934)	(11.2)
Other income, net	40	25	55.7		82	6	nm
Total nonoperating expense, net	(310)	(339)	(8.5)		(1,277)	(1,460)	(12.5)
Income before income taxes	141	795	(82.2)		190	1,154	(83.6)
Income tax provision	42	205	(79.3)		79	308	(74.7)
Net income	$99	$590	(83.2)		$111	$846	(86.8)

Earnings per common share:
Basic	$0.15	$0.90			$0.17	$1.29
Diluted	$0.15	$0.84			$0.17	$1.24
Weighted average shares outstanding (in thousands):
Basic	660,492	657,746			659,964	656,996
Diluted	661,856	723,690			661,052	721,300
Note: Percent change may not recalculate due to rounding.
(1)Not meaningful or greater than 100% change.

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

American Airlines Group Inc.
Consolidated Operating Statistics (1)
(Unaudited)

	3 Months Ended December 31,		Increase (Decrease)	12 Months Ended December 31,		Increase (Decrease)
	2025	2024		2025	2024
Revenue passenger miles (millions)	61,596	60,676	1.5%	250,294	248,795	0.6%
Available seat miles (ASM) (millions)	74,472	71,503	4.2%	299,411	292,948	2.2%
Passenger load factor (percent)	82.7	84.9	(2.2) pts	83.6	84.9	(1.3) pts
Yield (cents)	20.55	20.44	0.5%	19.83	19.93	(0.5) %
Passenger revenue per ASM (cents)	17.00	17.34	(2.0) %	16.58	16.93	(2.0) %
Total revenue per ASM (cents)	18.80	19.10	(1.6) %	18.25	18.51	(1.4) %
Cargo ton miles (millions)	552	526	4.9%	2,102	2,067	1.7%
Cargo yield per ton mile (cents)	41.00	41.85	(2.0) %	39.91	38.92	2.5%

Fuel consumption (gallons in millions)	1,114	1,070	4.1%	4,488	4,391	2.2%
Average aircraft fuel price including related taxes (dollars per gallon)	2.42	2.34	3.7%	2.39	2.60	(8.2) %

Operating cost per ASM (cents)	18.19	17.52	3.8%	17.76	17.61	0.8%
Operating cost per ASM excluding net special items (cents)	18.14	17.49	3.7%	17.70	17.39	1.8%
Operating cost per ASM excluding net special items and fuel (cents)	14.51	13.99	3.7%	14.12	13.50	4.6%

Passenger enplanements (thousands)	55,321	55,806	(0.9) %	223,540	226,405	(1.3) %
Departures (thousands):
Mainline	295	291	1.4%	1,175	1,191	(1.3) %
Regional	268	256	4.7%	1,055	972	8.6%
Total	563	547	2.9%	2,230	2,163	3.1%
Average stage length (miles):
Mainline	1,171	1,147	2.1%	1,184	1,154	2.6%
Regional	469	461	1.8%	466	459	1.4%
Total	837	826	1.4%	844	842	0.3%
Aircraft at end of period:
Mainline (2)	1,013	977	3.7%	1,013	977	3.7%
Regional (3)	567	585	(3.1) %	567	585	(3.1) %
Total	1,580	1,562	1.2%	1,580	1,562	1.2%
Full-time equivalent employees at end of period:
Mainline	106,000	102,700	3.2%	106,000	102,700	3.2%
Regional (4)	33,100	30,600	8.2%	33,100	30,600	8.2%
Total	139,100	133,300	4.4%	139,100	133,300	4.4%
Note: Amounts may not recalculate due to rounding.
(1)Unless otherwise noted, operating statistics include mainline and regional operations. Regional includes wholly-owned regional airline subsidiaries and operating results from capacity purchase carriers.
(2)Excluded from the aircraft count above are three Airbus A321XLR mainline aircraft that are held in temporary storage as of December 31, 2025.
(3)Includes aircraft owned and leased by American as well as aircraft operated by third-party regional carriers under capacity purchase agreements. Excluded from the aircraft count above are four Bombardier CRJ900 regional aircraft that are held in temporary storage as of December 31, 2025.
(4)Regional full-time equivalent employees only include our wholly-owned regional airline subsidiaries.

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

American Airlines Group Inc.
Consolidated Revenue Statistics by Region
(Unaudited)

	3 Months Ended December 31,		Increase (Decrease)	12 Months Ended December 31,		Increase (Decrease)
	2025	2024		2025	2024
Domestic (1)
Revenue passenger miles (millions)	41,547	41,203	0.8%	166,753	166,302	0.3%
Available seat miles (ASM) (millions)	50,529	48,495	4.2%	200,291	195,250	2.6%
Passenger load factor (percent)	82.2	85.0	(2.8) pts	83.3	85.2	(1.9) pts
Passenger revenue (dollars in millions)	9,191	9,051	1.5%	35,201	35,336	(0.4) %
Yield (cents)	22.12	21.97	0.7%	21.11	21.25	(0.7) %
Passenger revenue per ASM (cents)	18.19	18.66	(2.5) %	17.57	18.10	(2.9) %

Latin America (2)
Revenue passenger miles (millions)	8,908	8,860	0.5%	35,014	35,438	(1.2) %
Available seat miles (millions)	10,754	10,405	3.4%	41,314	40,889	1.0%
Passenger load factor (percent)	82.8	85.2	(2.4) pts	84.8	86.7	(1.9) pts
Passenger revenue (dollars in millions)	1,648	1,662	(0.9) %	6,444	6,560	(1.8) %
Yield (cents)	18.50	18.76	(1.4) %	18.40	18.51	(0.6) %
Passenger revenue per ASM (cents)	15.33	15.98	(4.1) %	15.60	16.04	(2.8) %

Atlantic
Revenue passenger miles (millions)	8,382	8,013	4.6%	38,699	38,407	0.8%
Available seat miles (millions)	9,899	9,573	3.4%	46,154	46,574	(0.9) %
Passenger load factor (percent)	84.7	83.7	1.0 pts	83.8	82.5	1.3 pts
Passenger revenue (dollars in millions)	1,423	1,324	7.5%	6,583	6,445	2.1%
Yield (cents)	16.98	16.52	2.8%	17.01	16.78	1.4%
Passenger revenue per ASM (cents)	14.38	13.82	4.0%	14.26	13.84	3.1%

Pacific
Revenue passenger miles (millions)	2,759	2,600	6.1%	9,828	8,648	13.6%
Available seat miles (millions)	3,290	3,030	8.6%	11,652	10,235	13.8%
Passenger load factor (percent)	83.8	85.8	(2.0) pts	84.3	84.5	(0.2) pts
Passenger revenue (dollars in millions)	395	365	8.3%	1,415	1,245	13.7%
Yield (cents)	14.32	14.03	2.1%	14.40	14.39	0.1%
Passenger revenue per ASM (cents)	12.01	12.04	(0.2) %	12.15	12.16	(0.1) %

Total International
Revenue passenger miles (millions)	20,049	19,473	3.0%	83,541	82,493	1.3%
Available seat miles (millions)	23,943	23,008	4.1%	99,120	97,698	1.5%
Passenger load factor (percent)	83.7	84.6	(0.9) pts	84.3	84.4	(0.1) pts
Passenger revenue (dollars in millions)	3,466	3,351	3.5%	14,442	14,250	1.4%
Yield (cents)	17.29	17.21	0.5%	17.29	17.27	0.1%
Passenger revenue per ASM (cents)	14.48	14.56	(0.6) %	14.57	14.59	(0.1) %
Note: Amounts may not recalculate due to rounding.
(1)Domestic results include Canada, Puerto Rico and U.S. Virgin Islands.
(2)Latin America results include the Caribbean.

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
American Airlines Group Inc. (the Company) sometimes uses financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The Company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The Company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.
The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:
–Operating Income (GAAP measure) to Operating Income Excluding Net Special Items (non-GAAP measure)
–Operating Margin (GAAP measure) to Operating Margin Excluding Net Special Items (non-GAAP measure)
–Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Net Special Items (non-GAAP measure)
–Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Net Special Items (non-GAAP measure)
–Net Income (GAAP measure) to Net Income Excluding Net Special Items (non-GAAP measure)
–Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Net Special Items (non-GAAP measure)
Management uses these non-GAAP financial measures to evaluate the Company's current operating performance and to allow for period-to-period comparisons. As net special items may vary from period-to-period in nature and amount, the adjustment to exclude net special items provides management with an additional tool to understand the Company’s core operating performance.
Additionally, the tables below present the reconciliations of total operating costs (GAAP measure) to total operating costs excluding net special items and fuel (non-GAAP measure) and total operating costs per ASM (CASM) to CASM excluding net special items and fuel. Management uses total operating costs excluding net special items and fuel and CASM excluding net special items and fuel to evaluate the Company's current operating performance and for period-to-period comparisons. The price of fuel, over which the Company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude fuel and net special items provides management with an additional tool to understand and analyze the Company’s non-fuel costs and core operating performance.

Reconciliation of Operating Income Excluding Net Special Items	3 Months Ended December 31,		Percent Increase (Decrease)	12 Months Ended December 31,		Percent Increase (Decrease)
	2025	2024		2025	2024
	(in millions)			(in millions)
Operating income as reported	$451	$1,134		$1,467	$2,614
Operating net special items:
Mainline operating special items, net (1)	35	(14)		159	610
Regional operating special items, net (2)	3	33		3	33
Operating income excluding net special items	$489	$1,153	(57.6%)	$1,629	$3,257	(50.0%)

Calculation of Operating Margin
Operating income as reported	$451	$1,134		$1,467	$2,614
Total operating revenues as reported	$13,999	$13,660		$54,633	$54,211
Operating margin	3.2%	8.3%		2.7%	4.8%

Calculation of Operating Margin Excluding Net Special Items
Operating income excluding net special items	$489	$1,153		$1,629	$3,257
Total operating revenues as reported	$13,999	$13,660		$54,633	$54,211
Operating margin excluding net special items	3.5%	8.4%		3.0%	6.0%

Reconciliation of Pre-Tax Income Excluding Net Special Items
Pre-tax income as reported	$141	$795		$190	$1,154
Pre-tax net special items:
Mainline operating special items, net (1)	35	(14)		159	610
Regional operating special items, net (2)	3	33		3	33
Nonoperating special items, net	(28)	(6)		—	24
Total pre-tax net special items	10	13		162	667

Pre-tax income excluding net special items	$151	$808	(81.3%)	$352	$1,821	(80.7%)

Calculation of Pre-Tax Margin
Pre-tax income as reported	$141	$795		$190	$1,154
Total operating revenues as reported	$13,999	$13,660		$54,633	$54,211
Pre-tax margin	1.0%	5.8%		0.3%	2.1%

Calculation of Pre-Tax Margin Excluding Net Special Items
Pre-tax income excluding net special items	$151	$808		$352	$1,821
Total operating revenues as reported	$13,999	$13,660		$54,633	$54,211
Pre-tax margin excluding net special items	1.1%	5.9%		0.6%	3.4%

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

Reconciliation of Net Income Excluding Net Special Items	3 Months Ended December 31,		Percent Increase (Decrease)	12 Months Ended December 31,		Percent Increase (Decrease)
	2025	2024		2025	2024
	(in millions, except share and per share amounts)			(in millions, except share and per share amounts)
Net income as reported	$99	$590		$111	$846
Net special items:
Total pre-tax net special items (1), (2)	10	13		162	667
Net tax effect of net special items	(3)	6		(36)	(151)
Net income excluding net special items	$106	$609	(82.5%)	$237	$1,362	(82.6%)

Reconciliation of Basic and Diluted Earnings Per Share Excluding Net Special Items
Net income excluding net special items	$106	$609		$237	$1,362
Shares used for computation (in thousands):
Basic	660,492	657,746		659,964	656,996
Diluted	661,856	723,690		661,052	721,300
Earnings per share excluding net special items:
Basic	$0.16	$0.93		$0.36	$2.07
Diluted (3)	$0.16	$0.86		$0.36	$1.96

Reconciliation of Total Operating Costs per ASM Excluding Net Special Items and Fuel
Total operating expenses as reported	$13,548	$12,526		$53,166	$51,597

Operating net special items:
Mainline operating special items, net (1)	(35)	14		(159)	(610)
Regional operating special items, net (2)	(3)	(33)		(3)	(33)
Total operating expenses excluding net special items	13,510	12,507		53,004	50,954

Aircraft fuel and related taxes	(2,701)	(2,502)		(10,718)	(11,418)
Total operating expenses excluding net special items and fuel	$10,809	$10,005		$42,286	$39,536
	(in cents)			(in cents)
Total operating expenses per ASM as reported	18.19	17.52		17.76	17.61

Operating net special items per ASM:
Mainline operating special items, net (1)	(0.05)	0.02		(0.05)	(0.21)
Regional operating special items, net (2)	—	(0.05)		—	(0.01)
Total operating expenses per ASM excluding net special items	18.14	17.49		17.70	17.39

Aircraft fuel and related taxes per ASM	(3.63)	(3.50)		(3.58)	(3.90)
Total operating expenses per ASM excluding net special items and fuel	14.51	13.99		14.12	13.50
Note: Amounts may not recalculate due to rounding.
FOOTNOTES:
(1)The 2025 three month period mainline operating special items, net principally included severance-related expenses. The 2025 twelve month period mainline operating special items, net principally included adjustments to litigation reserves, severance-related expenses and a one-time charge for adjustments to vacation accruals resulting from pay rate increases effective January 1, 2025, related to the ratification of the contract extension in the fourth quarter of 2024 with the Company's mainline maintenance and fleet service team members.
The 2024 twelve month period mainline operating special items, net included $605 million of one-time charges resulting from the ratifications of new collective bargaining agreements with the Company's mainline flight attendants and passenger service team members.
(2)The 2024 three and twelve month period regional operating special items, net included a $33 million non-cash write down of regional aircraft resulting from the decision to permanently park 43 Embraer ERJ145 aircraft.
(3)The 2024 three and twelve month period diluted earnings per share gives effect to, among other things, the Company's outstanding 6.5% senior convertible notes by (a) adding back to earnings $15 million and $51 million of interest expense, respectively, related to such convertible notes, net of estimated profit sharing and tax effects and (b) including in the diluted shares outstanding, 61.7 million shares issuable in respect to such convertible notes.

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

American Airlines Group Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)(Unaudited)

	Year Ended December 31,
	2025	2024
Net cash provided by operating activities	$3,099	$3,983
Cash flows from investing activities:
Capital expenditures and aircraft purchase deposits	(3,779)	(2,683)
Proceeds from sale-leaseback transactions and sale of property and equipment	344	654
Sales of short-term investments	6,189	8,013
Purchases of short-term investments	(4,905)	(7,194)
Decrease in restricted short-term investments	3	177
Other investing activities	254	65
Net cash used in investing activities	(1,894)	(968)
Cash flows from financing activities:
Payments on long-term debt and finance leases	(5,504)	(4,467)
Proceeds from issuance of long-term debt	3,773	1,670
Net proceeds from fuel financing	840	74
Other financing activities	(160)	(71)
Net cash used in financing activities	(1,051)	(2,794)
Net increase in cash and restricted cash	154	221
Cash and restricted cash at beginning of year	902	681
Cash and restricted cash at end of year (1)	$1,056	$902

(1)The following table provides a reconciliation of cash and restricted cash to amounts reported within the condensed consolidated balance sheets:

Cash	$954	$804
Restricted cash included in restricted cash and short-term investments	102	98
Total cash and restricted cash	$1,056	$902

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

Free Cash Flow
The Company's free cash flow summary is presented in the table below, which is a non-GAAP measure that management believes is useful information to investors and others in evaluating the Company's ability to generate cash from its core operating performance that is available for use to reinvest in the business or to reduce debt. The Company defines free cash flows as net cash provided by operating activities less net cash used in investing activities, adjusted for (1) net purchases or sales of short-term investments and (2) change in restricted cash. We believe that calculating free cash flow as adjusted for these items is more useful for investors because short-term investment activity and restricted cash are not representative of activity core to our operations.
This non-GAAP measure may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. Our calculation of free cash flow is not intended, and should not be used, to measure the residual cash flow available for discretionary expenditures because, among other things, it excludes mandatory debt service requirements and certain other non-discretionary expenditures.

Year Ended December 31, 2025

(in millions)
Net cash provided by operating activities	$3,099
Adjusted net cash used in investing activities (1)	(3,182)
Free cash flow	$(83)

(1)The following table provides a reconciliation of adjusted net cash used in investing activities for the year ended December 31, 2025 (in millions):

Net cash used in investing activities	$(1,894)
Adjustments:
Net sales of short-term investments	(1,284)
Increase in restricted cash	(4)
Adjusted net cash used in investing activities	$(3,182)

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

American Airlines Group Inc.
Condensed Consolidated Balance Sheets
(In millions, except shares)

	December 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets
Cash	$954	$804
Short-term investments	4,882	6,180
Restricted cash and short-term investments	735	732
Accounts receivable, net	2,075	2,006
Aircraft fuel, spare parts and supplies, net	2,792	2,638
Prepaid expenses and other	767	794
Total current assets	12,205	13,154
Operating property and equipment
Flight equipment	46,597	43,521
Ground property and equipment	10,479	10,202
Equipment purchase deposits	656	1,012
Total property and equipment, at cost	57,732	54,735
Less accumulated depreciation and amortization	(25,192)	(23,608)
Total property and equipment, net	32,540	31,127
Operating lease right-of-use assets	7,091	7,333
Other assets
Goodwill	4,091	4,091
Intangibles, net	2,066	2,044
Deferred tax asset	2,368	2,485
Other assets	1,413	1,549
Total other assets	9,938	10,169
Total assets	$61,774	$61,783
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Current maturities of long-term debt and finance leases	$3,753	$5,322
Accounts payable	2,840	2,455
Accrued salaries and wages	2,128	2,150
Air traffic liability	7,158	6,759
Loyalty program liability	3,725	3,556
Operating lease liabilities	1,058	1,092
Fuel financing	914	74
Other accrued liabilities	2,916	2,887
Total current liabilities	24,492	24,295
Noncurrent liabilities
Long-term debt and finance leases, net of current maturities	25,254	25,154
Pension and postretirement benefits	1,568	2,128
Loyalty program liability	6,839	6,498
Operating lease liabilities	5,905	5,976
Other liabilities	1,443	1,709
Total noncurrent liabilities	41,009	41,465
Stockholders' equity (deficit)
Common stock, 660,301,080 shares outstanding at December 31, 2025	7	7
Additional paid-in capital	7,387	7,424
Accumulated other comprehensive loss	(4,389)	(4,565)
Retained deficit	(6,732)	(6,843)
Total stockholders' deficit	(3,727)	(3,977)
Total liabilities and stockholders’ equity (deficit)	$61,774	$61,783

American Airlines Reports Fourth-Quarter and Full-Year 2025 Financial Results
Jan. 27, 2026

Total Debt and Net Debt
The Company's total debt and net debt are presented below, which are non-GAAP measures that management believes are useful for assessing the Company's debt profile. Total debt is defined as debt, finance and operating lease liabilities and pension obligations, and net debt is defined as total debt, net of unrestricted cash and short-term investments.

Total Debt and Net Debt (at end of period)	December 31, 2025
(in millions)
Debt and finance leases	$29,007
Operating lease liabilities	6,963
Pension obligations	539
Total debt	36,509
Less: cash and short-term investments	5,836
Net debt	$30,673